Exhibit (a)(5)(H)

To: DL SAP OnDemand

From: Peter Lorenz

Subject: Intended Acquisition of SuccessFactors

Dear Colleagues,

Today’s news brings with it much excitement about SAP’s commitment to leadership in the cloud. Building on our great assets with SAP Business ByDesign and our existing line-of-business solutions, the addition of SuccessFactors gives us additional strength and presence in a fast growing segment of cloud-based line-of-business applications for people and talent management. While SuccessFactors’ portfolio is complementary to SAP’s cloud offerings, I also realize that this raises some questions. Let me first address the excitement and then some of the issues to be addressed as we move forward with our cloud strategy.

With SuccessFactors as part of our portfolio, we will be the only company that can offer end-to-end processes integrating world-class line of business cloud offerings with the most respected on-premise solutions available. The sheer market penetration creates incredible opportunities for us to grow and expand our footprint with leading-edge cloud applications. SuccessFactors has more than 15 million subscription seats at 3,500 customers in more than 168 countries using its application suite in 35 languages. Its solutions for business alignment, team execution, people performance, and learning management are currently used by organizations of all sizes across more than 60 industries. The SuccessFactors team brings us considerable expertise in cloud delivery models and successful go-to-market strategy.

What else does SuccessFactors bring to the table?

•	As the fastest growing provider of cloud applications, SuccessFactors’ expertise and culture will help us create a more effective and successful cloud sales organization

•	The combination of SuccessFactors and SAP will create a comprehensive HCM solution, marrying strength in enterprise applications with people-focused cloud applications.

•	SuccessFactors’s complementary solutions will be an attractive option for the nearly 500 million employees of SAP’s customers, available through SAP’s global sales force.

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SuccessFactors’ applications are designed for businesses of all sizes, and offer easily adopted solutions for customers of SAP Business Suite, SAP Business ByDesign, SAP Business All-in-One, and SAP Business One.

•	SuccessFactors’ mobile applications combined with the mobile expertise of SAP and Sybase will offer customers a powerful business-to-employee mobility portfolio.

•	SuccessFactors’ focus on enabling business insight and execution fits well with SAP’s business analytics platform, promising new levels of real time decision making across the enterprise.

The addition of SuccessFactors’ solutions, people, technology and expertise into SAP will catapult us into a leadership position in enterprise cloud solutions. Importantly, it will add significant value to our existing customers, as well as our partners and prospects.

Some of you may have questions about the future of our own cloud application development efforts and how this acquisition will affect our vision, strategy and product roadmap. What I can tell you at this point is that we plan to align our cloud roadmap with SuccessFactors and also use their strong cloud expertise and leadership to further accelerate our success. Our goal is to create consistency for our customers, regardless of the solution, platform or device, with a comprehensive cloud solution portfolio, seamlessly integrated for a hybrid world. Your contributions remain a valuable part of our cloud portfolio and of SAP.

Upon completion of the transaction, the CEO of SuccessFactors, Lars Dalgaard, will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. SuccessFactors will remain independent and be named “SuccessFactors, an SAP company.” The chairman of our supervisory board, Hasso Plattner, recommended that Lars Dalgaard be appointed to the executive board of SAP. The SAP on-demand development team will remain in the Product and Solutions Board Area under my leadership.

We will have an On Demand manager call on Monday, December 5 and an On Demand all hands meeting on Tuesday, December 6 to further discuss the transaction and our future direction with you. As more details are finalized in the coming days and weeks, we will share those with you. In the meantime if you have specific questions or feedback, my door is always open.

Best regards,

Peter